Exhibit 17(e)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter A. Reed and Richard S. Chernicoff (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to the registration statement on Form N-14 (File No. 333-212817) of Great Elm Capital Corp., a Maryland corporation (including and related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Peter A. Reed	September 8, 2016
Peter A. Reed	Date

/s/ Eugene I. Davis	September 8, 2016
Eugene I. Davis	Date

/s/ Mark Kuperschmid	September 9, 2016
Mark Kuperschmid	Date

/s/ Richard S. Chernicoff	September 8, 2016
Richard S. Chernicoff	Date